September 12, 2013

Dear Shareholder,

This correspondence is intended to provide you with a brief summary of recent events in the class action lawsuit captioned In re IMH Secured Loan Fund Unitholders Litigation (the “Litigation”) pending in the Delaware Court of Chancery (the “Court”).

As we previously advised you, the final terms of the proposed settlement of the class claims asserted in the Litigation (the “Settlement”) were filed with the Court on March 19, 2013. On March 21, 2013, the Court preliminarily certified a “non-opt out class,” generally consisting of all IMH Secured Loan Fund, LLC Unitholders at the time of the Conversion Transactions (“Class Members”). The Court also directed that a Notice of Certification of Settlement Class (the “Notice”) and an accompanying CD containing all of the settlement documents be disseminated to Class Members. The Settlement Administrator mailed the Notice and CD on April 17, 2013. Any objections to the proposed Settlement were to be filed by Class Members no later than June 10, 2013.

Of the approximately 4,700 Class Members who received the settlement documents, three (3) objections were filed. Arguments as to the fairness of the Settlement and the objections were heard by the Court at a Fairness Hearing on July 18, 2013. Two of the three objections were completely overruled by the Court. The other objection was also overruled, but the Court agreed to make a minor modification to the terms of the general release.

Following the Fairness Hearing, on July 26, 2013, the Court entered a Final Order and Judgment, which is virtually identical to the terms of the Settlement. The following is an excerpt from the Final Order and Judgment (full text of which can be found in the exhibit attached to IMH’s Form 8-K filed on August 14, 2013):

The Settlement, including the Notes and Rights Offerings, is found to be fair, reasonable, adequate, and in the best interests of the Class, and is hereby approved pursuant to Delaware Court of Chancery Rule 23(e). The parties to the Stipulation are hereby bound by such terms and authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Final Order and Judgment in the Action.

Subsequent to the Court’s entry of the Final Order and Judgment, two of the three objecting parties filed additional motions; one to reargue and amend the judgment and one to amend the terms of the judgment. These motions were each promptly denied by the Court. After these denials, there began a period of thirty days, during which each of the three objecting parties was afforded the right to file an appeal of the Final Order and Judgment. In late August 2013, two of the three objecting parties filed appeals.

Prior to the appeals being filed, we had hoped that Final Approval would be received by mid-September and that the two offerings referenced in the Settlement would commence in mid-October. However, these appeals have now required us to recast the estimated timeline associated with gaining Final Approval of the Settlement and commencement of the offerings. The appeals will be heard by the Supreme Court of the State of Delaware (the “Supreme Court”) which can affirm, reverse, or modify the Final Order and Judgment. The appeal process could take six to nine months.

The appeal process is now subject to a new Scheduling Order established by the Supreme Court. Briefs from the two appealing parties are due in the Supreme Court by mid-October, with responses due by mid-November. It is our sincere hope that the Supreme Court will affirm the Final Order and Judgment of the Court of Chancery. Certainly, we are as anxious as you are to achieve finality on this matter so that we can be solely focused on executing our portfolio initiatives and moving the company forward without the time, expense, and general burden of extended litigation. We are sincerely disheartened by this development, but we remain steadfast in our business strategy and hopeful that this process will lead to an expeditious resolution.

[Continued]

7001 Scottsdale Road, Suite 2050 Scottsdale, Arizona 85253 • T. 480-840-8400 • F. 480-840-8401 • imhfc.com IMH Holdings, LLC • BK 0920166

As a result of these proceedings, we are constrained in our communications outside of our required SEC filings. However, we are pleased to share with you some of the highlights from our most recent SEC Form 10-Q filing, as of and for the period ended June 30, 2013; the full version of which can be obtained at www.imhfc.com:

•	Total assets were $255.3 million as of June 30, 2013 compared to $221.0 million as of December 31, 2012.

•	Top line revenue increased approximately $4.4 million to $7.0 million for the six months ended June 30, 2013 from $2.6 million for the six months ended June 30, 2012.

•
Net loss for the three months ended June 30, 2013 was $2.3 million compared to net loss of $6.1 million for the three months ended June 30, 2012. Net loss for the six months ended June 30, 2013 was $7.3 million compared to net loss of $14.0 million for the six months ended June 30, 2012.

•
Basic and diluted loss per common share for the three months ended June 30, 2013 was $0.14 compared to $0.36 for the three months ended June 30, 2012. Basic and diluted loss per common share for the six months ended June 30, 2013 was $0.43 compared to $0.83 for the six months ended June 30, 2012.

•
In December 2012, we received a favorable judgment against certain guarantors in connection with their guarantees of certain loans. As of June 30, 2013, the amount of this judgment totaled $15.8 million. By court order, we recently received assignments of numerous assets, including equity interests in multiple business enterprises. Due to the uncertainty of the amount and timing of future recovery proceeds gained through liquidation of these assets, to date we have only recognized as income $0.2 million of cash received.

During the months to come we will aim to keep you apprised of updates as best we can. Thank you for your continued patience and understanding as we endeavor to bring this Settlement process to a close, once and for all.

Sincerely,

Will Meris
President and CEO

IMH has vigorously denied, and continues to vigorously deny, that it has committed any violation of law or engaged in any of the wrongful acts that were alleged in the Litigation, but believes it is in the best interests of IMH and its stockholders to eliminate the burden and expense of further litigation and to put the claims that were or could have been asserted to rest. The foregoing description of recent events is intended for informational purposes only, and is qualified entirely by the Settlement materials, Final Order and Judgment, and the record in the Court of Chancery and the Delaware Supreme Court.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.
These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.
As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.